Exhibit 10(q)

(effective as of August 5, 2013)

CHANGE IN CONTROL

EMPLOYMENT AGREEMENT

AGREEMENT by and between P.H. Glatfelter Company (the “Company”), and                                          (the “Employee”),.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company and its subsidiaries will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control, to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Employee with compensation arrangements upon a Change in Control that provide the Employee with individual financial security, and which are competitive with those of other comparably situated companies. In order to accomplish these objectives, the Board has authorized the Company to enter into this Change in Control Employment Agreement (the “Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Effective Date.

(a) The “Effective Date” shall be the first date during the “Change in Control Period” (as defined in Section 1(b)) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Employee’s employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b) The “Change in Control Period” is the period commencing on the date hereof and ending on the second December 31 immediately following such date; provided, however, that commencing on the first December 31 immediately following the date hereof, and on each annual anniversary of such December 31 (such December 31 and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change in Control Period shall not be so extended.

(c) Neither the Employee nor the Company shall have any obligations under this Agreement in the event that (i) prior to the Effective Date, the Change in Control Period expires as set forth in paragraph (b) without renewal, or (ii) the Employee’s employment with the Company is terminated for any reason prior to the Effective Date. In such event, the obligations of the Employee and Company shall be limited to such obligations as exist under Company policy or agreement, applicable law, and/or the terms of Company’s benefit plans, without regard to this Agreement.

2. Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:

(a) Any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter which acquires beneficial ownership of voting securities of the Company) (a “Third Party”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, other than in connection with an acquisition from the Company; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any twelve (12) month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director, but, excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(c) Consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquiror) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

3. Employment Period. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period,

(A) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and

(B) the Employee’s services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or any office or location less than forty (40) miles from such location.

(ii) During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Employee to

(A) serve on corporate, civic or charitable boards or committees,

(B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and

(C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

(iii) During the Employment Period, the Employee shall be subject to, and shall comply with, the Company’s policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse, and conflicts of interest and any other written policy of the Company, the violation of which could result in termination of employment.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Employee shall receive a base salary (“Base Salary”) at a monthly rate at least equal to the highest monthly base salary paid or payable to the Employee by the Company during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions). Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary shall not be reduced after any such increase.

(ii) Annual Bonus. In addition to Base Salary, the Employee shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (an “Annual Bonus”), either pursuant to the Company’s Management Incentive Plan or otherwise, in cash at least equal to the average Annual Bonus paid to the Employee for each of the three fiscal years immediately preceding the Effective Date (or for such fewer number of such years as the Employee has been employed by the Company, with the bonus for any partial year in such period being annualized), but not less than the target bonus for the Employee under the Company’s Management Incentive Plan for the fiscal year during which the Effective Date occurs, provided that the Employee is employed as of the last day of the fiscal year in respect of which such Annual Bonus is paid.

(iii) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus payable as hereinabove provided, the Employee shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other key employees of the Company and its subsidiaries (including the Company’s Amended and Restated Long-Term Incentive Plan or any successor thereto). Such plans, practices, policies and programs, in the aggregate, shall provide the Employee with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company to the Employee under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter with respect to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions).

(iv) Welfare Benefit Plans. During the Employment Period, the Employee and/or the Employee’s covered dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s covered dependents, as applicable, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions).

(v) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions). Notwithstanding anything to the contrary in the preceding sentence, the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year and all reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(vi) Fringe Benefits. During the Employment Period, the Employee shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions).

(vii) Vacation. During the Employment Period, the Employee shall be entitled to paid holidays and vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions).

5. Termination.

(a) Death or Disability. This Agreement shall terminate automatically upon the Employee’s death. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Employee written notice of its intention to terminate, or its intention to cause its subsidiary to terminate, the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, a “Disability” shall occur if the Employee, by reason of any medically determinable physical or mental impairment, is determined to be disabled and eligible for benefits under the terms of the Company’s long-term disability plan or policy applicable to the Employee. Such determination of Disability shall be made by the plan administrator or insurer with respect to such Company long-term disability plan or policy.

(b) Cause. The Company may terminate the Employee’s employment pursuant to this Agreement for “Cause.” For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company, (ii) repeated violations by the Employee of the Employee’s obligations under Section 4(a) of this Agreement or illegal conduct or gross misconduct by the Employee which is materially injurious to the Company and which violations, conduct or misconduct are demonstrably willful and deliberate on the Employee’s part and which are not remedied within thirty (30) days after receipt of written notice from the Company, (iii) violation by the Employee of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which violation could result in the termination of the Employee’s employment; or (iv) the conviction of the Employee of a felony which is materially injurious to the Company or a plea by the Employee of guilty or no contest to a charge of a felony which is materially injurious to the Company.

(c) Good Reason. The Employee’s employment pursuant to this Agreement may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” means

(i) a material diminution in the Employee’s authority, duties or responsibilities, including without limitation a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is expected to report;

(ii) a material diminution in Employee’s Base Salary or other failure to comply with any of the other provisions of Section 4(b) of this Agreement that represents a material diminution in the Employee’s authority, duties or responsibilities or which represent a material breach by the Company of the terms of employment described in this Agreement;

(iii) a material change in the geographic location at which Employee must perform services; provided however, that a requirement that Employee’s services be performed at a location less than forty (40) miles from the location where the Employee was employed immediately preceding the Effective Date shall not be considered a material change; or

(iv) any other action or inaction that constitute a material breach by the Company of this Agreement, including without limitations any failure by the Company to comply with and satisfy Section 10(c) of this Agreement; provided that (A) within ninety (90) days after the occurrence of any of the events listed in clauses (i), (ii), (iii), or (iv) above the Employee delivers written notice to the Company of his intention to terminate for Good Reason specifying in reasonable detail the facts and circumstances claimed to give rise to the Employee’s right to terminate his employment for Good Reason, (B) the Company shall not have cured such facts and circumstances within thirty (30) days after delivery of such notice by the Employee to the Company (unless the Company shall have waived its right to cure by written notice to the Employee), and (C) provided further that within thirty (30) days after the expiration of such thirty (30) day period or the date of receipt of such waiver notice, if earlier, the Employee delivers a Notice of Termination to the Company under Section 5(d) based on the same Good Reason specified in the notice of intent to terminate delivered to the Company under this Section 5(c).

(d) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be prior to the date of receipt of such notice). The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein as permitted by Section 5(d), as the case may be; provided, however, that (i) if the Employee’s employment is terminated by the Company or a subsidiary of the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Employee receives notice from the Company or such subsidiary of such termination and (ii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Death. If the Employee’s employment is terminated during the Employment Period by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than (i) those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, for this purpose (i) the Employee’s full Base Salary through the Date of Termination at the rate in effect on the Date of Termination and (ii) accrued vacation pay not yet paid by the Company (such amounts are collectively hereinafter referred to as “Accrued Obligations”). All such Accrued Obligations shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination.

(b) Disability. If the Employee’s employment is terminated during the Employment Period by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than Accrued Obligations and such obligations as may exist under the terms of the Company’s long term disability plan or policy applicable to the Employee. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days after the Date of Termination.

(c) Termination for Cause; Termination by Employee Other than for Good Reason. If, during the Employment Period, the Employee’s employment is terminated for Cause or the Employee terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days after the Date of Termination.

(d) Termination for Good Reason; Termination by the Company Other than for Cause, Disability or Death. If, during the Employment Period, the Company terminates the Employee’s employment other than for Cause, Disability, or Death, or if the Employee terminates his employment for Good Reason:

(i) the Company shall pay to the Employee the Accrued Obligations;

(ii) the Company shall pay as a severance benefit to the Employee in a lump sum in cash (less applicable withholdings) the aggregate of the following amounts:

(A) the product of the average Annual Bonus paid to the Employee for each of the three full fiscal years immediately preceding the Date of Termination (or for such fewer number of such years as the Employee has been employed by the Company, with the bonus for any partial year in such period being annualized), but not less than the greater of the target bonus for the Employee for the fiscal year during which the Effective Date occurs and the target bonus for the Employee for the fiscal year during which the Date of Termination occurs, and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

(B) two (2) times the sum of (1) the Employee’s annual Base Salary at the highest rate in effect at any time during the period beginning 90 days before the Effective Date through the Date of Termination and (2) the average Annual Bonus paid to the Employee for each of the three full fiscal years immediately preceding the Date of Termination (or for such fewer number of such years as the Employee has been employed by the Company, with the bonus for any partial year in such period being annualized), but not less than the greater of the target bonus for the Employee for the fiscal year during which the Effective Date occurs and the target bonus for the Employee for the fiscal year during which the Date of Termination occurs.

Payment of the lump sum amount described in this clause (ii) shall be made within 30 days after the Date of Termination. Such payment is predicated on such amount not being a “deferral of compensation” subject to Section 409A of the Internal Revenue Code (hereinafter, “Section 409A”) by reason of the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short term deferrals”) and/or (b)(9) (“separation pay plan”). In the event that the Company should determine in good faith that payment of all or a portion of the amount described in this clause (ii) does not so qualify for one of the above-described exceptions and hence is deferred compensation subject to Section 409A, and provided that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Code”), payment of such amount, or portion thereof, shall be made within 30 days following the date which is six (6) months following the Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) following a Notice of Termination. In the event that payment is delayed for six months pursuant to the preceding sentence, then not later than 30 days following the Date of Termination, the Company shall establish a grantor trust that qualifies as a grantor trust or trust fund within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code (a “Rabbi Trust”) and deposit in the Rabbi Trust an amount equal to the lump sum payable to the Employee, plus interest for the six-month delay period at the applicable Federal rate on the Employee’s separation from service. The Employee shall remain during such time a general unsecured creditor of the Company and amounts held in the Rabbi Trust shall remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

(iii) for a period of two (2) years after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits (each, a “Welfare Benefit” and, together “Welfare Benefits”) to the Employee and/or the Employee’s covered dependents, as applicable, at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the Employee’s employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries in effect during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees in the same salary grade (or, if there are no salary grades, to other key employees of the Company and its subsidiaries in comparable positions) and their dependents. To the extent that a Welfare Benefit which is not a bona fide disability pay plan or death benefit plan (within the meaning of Section 409A and the regulations thereunder) is taxable to the Employee, the following rules shall apply to the provision of such benefits pursuant to this paragraph: (1) the benefits provided during any calendar year shall not affect the benefits provided in any other calendar year; and (2) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the Employee shall pay the cost of such benefit for the first six months following the date the Employee has a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and shall be reimbursed by the Company for such costs, with interest at the applicable federal rate, within thirty days of the end of such six month period, provided that the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. For purposes of eligibility for post-retirement benefits pursuant to such plans, practices, programs and policies and for purposes of health benefit continuation coverage pursuant to Section 601 et seq of ERISA (“COBRA”), the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

(iv) in the event that the Employee has not, as of the Date of Termination, earned sufficient vesting service to have earned (A) a nonforfeitable interest in his matching contribution account under the Glatfelter 401(k) Savings Plan (the “401(k) Plan”), and (B) a nonforfeitable interest in his accrued benefit under the terms of the Glatfelter Retirement Plan (the “Retirement Plan”) (or any successors to those plans), the Company shall pay to the Employee a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

(A) the Employee’s unvested matching contribution account under the 401(k) Plan, valued as of the Date of Termination; and

(B) the actuarial present value of the Employee’s unvested normal retirement pension under the Retirement Plan, based on the Employee’s accrued benefit under the terms of the Retirement Plan as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Retirement Plan.

Payment of the lump sum amount described in this clause (iv) shall be made within 30 days after the Date of Termination. Such payment is predicated on such amount not being a “deferral of compensation” subject to Section 409A by reason of the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short term deferrals”) and/or (b)(9) (“separation pay plan”). In the event that the Company determines in good faith that payment of all or a portion of the amount described in this clause (iv) does not so qualify for one of the above-described exceptions and hence is deferred compensation subject to Section 409A, and provided that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such amount, or portion thereof, shall be made within 30 days following the date which is six (6) months following the Employee’s separation from service following a Notice of Termination (or, if earlier, the Employee’s death).

In the event that the Employee should return to employment with the Company and acquire a vested, nonforfeitable interest in any of the plans with respect to which the payment in this clause (iv) is determined, the Employee shall return an amount equal to the payment made under this subsection, within 30 days of demand by the Company.

(v) If the Employee is, as of the Date of Termination, a participant in the Restoration Pension (the “Restoration Pension”) or the Final Average Compensation Pension (“FAC Pension”) under the terms of the P.H. Glatfelter Company Supplemental Early Retirement Plan (the “SERP”), the Employee will become fully vested in his accrued benefit under the terms of the Restoration Pension or FAC Pension, as applicable, and the Employee’s vested benefit thereunder shall be paid to the Employee in accordance with the terms of the SERP subject to the applicable requirements of Section 409A and the regulations thereunder. In addition, the Company shall be obligated to contribute funds, to the extent it has not already done so, to the Trust serving as a funding vehicle for the SERP (the P.H. Glatfelter Company Nonqualified Plans Master Trust), in sufficient amount to pay the Employee’s accrued benefit under the Restoration Pension or the FAC Pension, as appropriate, within five days of the Date of Termination.

(vi) Amounts contributed to the P.H. Glatfelter Nonqualified Plans Master Trust pursuant to paragraph 6(d)(v) above shall in no event be invested in assets located outside the United States or otherwise violate the requirements of Section 409A(b).

(vii) If the Employee has previously deferred compensation under a plan or arrangement not described above which has not yet been paid by the Company, the Employee’s right to payment of such compensation shall be considered vested and nonforfeitable as of the Date of Termination. Such deferred compensation shall be paid to the Employee in accordance with the terms of the deferred compensation plan or arrangement subject to the applicable requirements of Section 409A.

(viii) Notwithstanding the foregoing, the Company shall have no obligation under this Section 6(d) unless the Employee executes and delivers to the Company a valid general release agreement in a form reasonably acceptable to the Company in which the Employee releases the Company from any and all possible liability, including, without limitation, any and all liability based on the Employee’s employment or the termination of his employment; provided, however, that nothing in such release shall include any release of the Company’s indemnification obligations to or for the benefit of the Employee. Notwithstanding anything in this Agreement to the contrary, the timing of payment of any benefit payable pursuant to this Section 6(d) shall be modified so that payment shall not occur earlier than the date that the executed general release agreement is delivered to the Company (and any waiting period for enforceability of the release has expired), provided that (i) the time period specified by the Company for delivery of the release is not longer than 90 days following the Employee’s separation from service or other event triggering his right to payment, and (ii) in the event such specified period begins in one calendar year and ends in the next, the benefit will not be paid, or begin to be paid, until the later calendar year. The foregoing sentence shall not, however, override any provision of the Agreement that requires payment to be made later than as described above.

(ix) Notwithstanding the foregoing, any benefit or payment that is due upon termination of Employee’s employment under this Agreement and that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Employee upon a “separation from service” as defined in Treasury Regulation Section

1.409A-1(h). For purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii) thereof) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6 (or any successor to any of the foregoing provisions). To the extent that any provision of this Agreement would, if enforced as written, cause adverse tax consequences to either party under Section 409A, the parties shall work together in good faith to seek to avoid, or minimize, such consequences.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option, restricted stock, restricted stock unit, performance share or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

9. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

10. Successors.

(a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled in accordance with the terms of this Section 12. All claims by the Employee for benefits under this Agreement shall first be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing within thirty (30) days and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Board a decision of the Board within thirty (30) days after notification by the Board that the Employee’s claim has been denied. Any further dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation or alleged breach hereof, shall be settled by arbitration in accordance with Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by the Employee and the Company). The place of the arbitration shall be Philadelphia, Pennsylvania and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Such an award shall be binding and conclusive upon the parties hereto.

(b) Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his or her right to be paid until the Date of Termination during pendency of any dispute arising out of this Agreement.

12. Legal Expenses. The Company agrees to reimburse the Employee, to the full extent permitted by law, for all costs and expenses (including without limitation reasonable attorneys’ fees) which the Employee may reasonably incur as a result of any contest of the validity or enforceability of, or the Company’s liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that such payment shall be made only if the Employee prevails on at least one material issue, and provided, further, (1) that the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year and (2) all such reimbursements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by registered or certified mail, return receipt requested, or overnight delivery using a national courier service, or by facsimile or electronic transmission, with confirmation as to receipt, to the Company at the address set forth below and to the Employee at the address set forth in the personnel records of the Company, or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing:

P.H. Glatfelter Company

96 South George Street

York, PA 17401

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(f) No material provisions of this Agreement may be waived or discharged, unless such waiver or discharge is in writing signed by the party who is making the waiver or discharge.

(g) This Agreement shall be binding upon and enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees and shall be binding upon and enforceable by the Company’s successors.

(h) This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof and supersedes (i) all prior change in control employment agreements and (ii) all other agreements or understandings between the Company and the Employee relating to the subject matter hereof, but only during the two-year period commencing on the Effective Date, if the Employee remains employed by the Company at the end of such two-year period.

IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

[Name of Employee]

P.H. GLATFELTER COMPANY

By

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